Exhibit 99.1

WAL-MART

STORES, INC.

800-331-0085 www.walmartstores.com/news

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479-273-8446
Carol Schumacher 479-277-1498 Mike Beckstead 479-277-9558

Media Relations Contact
John Simley 800-331-0085
Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Record First Quarter Sales and Earnings

BENTONVILLE, Ark., May 13, 2008 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported its sales and earnings for the quarter ended April 30, 2008. Net sales for the first quarter of fiscal year 2009 were approximately $94.1 billion, an increase of 10.2 percent over $85.4 billion for the first quarter of fiscal year 2008. Net income for the quarter was $3.022 billion, an increase of 6.9 percent from $2.826 billion in the first quarter of fiscal year 2008. Diluted earnings per share for the first quarter of fiscal year 2009 were $0.76, up from $0.68 per share in the same prior year quarter.

“We’re off to a solid start, with record first quarter sales and earnings,” said Lee Scott, Wal-Mart Stores, Inc. president and chief executive officer. “We continue to deliver against the business model that Sam Walton started – selling branded merchandise for less. Our business is even more relevant to our customers today, given the current economic pressures.”

Price leadership, better customer service and operational improvements remained the primary drivers of sales growth worldwide, even in light of economic headwinds caused by higher energy costs and food inflation.

“Our customers appreciate that Wal-Mart is the consistent price leader,” Scott added. “We continue to make progress in delivering on our mission of saving people money so they can live better.”

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended April 30,
	2008	2007	Percent Change
Net Sales:
Wal-Mart Stores	$59.073	$55.437	6.6%
Sam’s Club	11.112	10.323	7.6%
International	23.937	19.627	22.0%

Total Company	$94.122	$85.387	10.2%

Segment Operating Income

Segment operating income for each of the Company’s operating segments, which is defined as income before net interest expense, income taxes, unallocated corporate overhead and minority interest, was as follows (dollars in billions):

	Three Months Ended April 30,
	2008	2007	Percent Change
Operating Income:
Wal-Mart Stores	$4.362	$3.979	9.6%
Sam’s Club	0.386	0.370	4.3%
International	1.044	0.903	15.6%

Comparable Store Sales

The Company reports comparable store sales in this earnings release based on the calendar months in the quarters that ended April 30, 2008 and 2007. The first quarter this year included an additional selling day on Feb. 29, due to the leap year. Comparable store sales for the United States were as follows:

	Without Fuel		With Fuel		Fuel Impact
	Three Months Ended April 30,		Three Months Ended April 30,		Three Months Ended April 30,
	2008	2007	2008	2007	2008	2007
Wal-Mart Stores	2.7%	-0.1%	2.7%	-0.1%	0.0%	0.0%
Sam's Club	3.6%	4.7%	6.5%	4.1%	2.9%	-0.6%

Total U.S.	2.9%	0.6%	3.3%	0.6%	0.4%	0.0%

Guidance

“For the second quarter of fiscal year 2009, we estimate the Company’s comparable store sales increase in the United States to be between flat and two percent. As we have discussed, it is currently difficult to quantify the impact on U.S. sales from the stimulus payments,” said Tom Schoewe, Wal-Mart Stores, Inc. executive vice president and chief financial officer. “We expect the Company’s earnings per share for the second quarter to be between $0.78 and $0.81. As a reminder, last year’s second quarter results included a net benefit of approximately $0.04 per share from the impact of a reduction of general liability and workers’ compensation claims accruals, gains from the sale of certain real estate properties somewhat offset by charges for legal and other contingencies.”

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release and the pre-recorded phone call are available in the investor information area on the Company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The Company’s common stock is listed on the New York Stock Exchange (NYSE) under the symbol WMT.

More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

This release contains statements as to our management’s expectations regarding the comparable store sales increase in the United States in the second quarter of fiscal year 2009 and the Company’s expectations for its earnings per share for the second quarter of fiscal year 2009 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements can be identified by the use of the word “estimate” and “expect” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, general economic conditions, consumer credit availability, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, capital market conditions, weather conditions, storm-related damage to the Company’s facilities, regulatory matters and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
	2008	2007
Revenues:
Net sales	$94,122	$85,387
Membership and other income	1,181	1,023

	95,303	86,410
Costs and expenses:
Cost of sales	71,886	65,311
Operating, selling, general and administrative expenses	18,107	16,249

Operating income	5,310	4,850

Interest:
Debt	488	406
Capital leases	72	69
Interest income	(64)	(83)

Interest, net	496	392

Income before income taxes and minority interest	4,814	4,458
Provision for income taxes	1,670	1,532

Income before minority interest	3,144	2,926
Minority interest	(122)	(100)

Net income	$3,022	$2,826

Net income per common share:
Basic net income per common share	$0.76	$0.69

Diluted net income per common share	$0.76	$0.68

Weighted-average number of common shares:
Basic	3,957	4,122
Diluted	3,967	4,128

Dividends declared per common share	$0.95	$0.88

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	April 30, 2008	April 30, 2007	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$8,072	$6,563	$5,569
Receivables	3,256	2,924	3,654
Inventories	35,541	35,200	35,180
Prepaid expenses and other	3,426	2,892	3,182

Total current assets	50,295	47,579	47,585

Property and equipment, at cost	124,697	112,972	122,648
Less accumulated depreciation	(30,200)	(25,713)	(28,773)

Property and equipment, net	94,497	87,259	93,875

Property under capital leases	5,808	5,445	5,736
Less accumulated amortization	(2,680)	(2,420)	(2,594)

Property under capital leases, net	3,128	3,025	3,142

Goodwill	16,620	14,585	16,071
Other assets and deferred charges	2,943	2,974	2,841

Total assets	$167,483	$155,422	$163,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$5,924	$4,627	$5,040
Accounts payable	29,048	27,562	30,370
Dividends payable	3,322	3,088	—
Accrued liabilities	14,912	13,407	15,799
Accrued income taxes	1,711	1,558	1,016
Long-term debt due within one year	5,864	4,212	5,913
Obligations under capital leases due within one year	321	246	316

Total current liabilities	61,102	54,700	58,454

Long-term debt	32,379	29,567	29,799
Long-term obligations under capital leases	3,584	3,548	3,603
Deferred income taxes and other	5,310	5,426	5,111
Minority interest	1,878	2,270	1,939

Commitments and contingencies

Shareholders’ equity:
Common stock and capital in excess of par value	3,628	3,284	3,425
Retained earnings	55,257	53,956	57,319
Accumulated other comprehensive income	4,345	2,671	3,864

Total shareholders’ equity	63,230	59,911	64,608

Total liabilities and shareholders’ equity	$167,483	$155,422	$163,514

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
	2008	2007
Cash flows from operating activities:
Net income	$3,022	$2,826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,628	1,488
Other operating activities	194	470
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	450	62
Increase in inventories	(213)	(1,280)
Decrease in accounts payable	(1,191)	(1,115)
Decrease in accrued liabilities	(185)	(604)

Net cash provided by operating activities	3,705	1,847

Cash flows from investing activities:
Payments for property and equipment	(2,447)	(3,157)
Proceeds from disposal of property and equipment	126	170
Investment in international operations, net of cash acquired	—	(466)
Other investing activities	88	11

Net cash used in investing activities	(2,233)	(3,442)

Cash flows from financing activities:
Increase in commercial paper	892	1,988
Proceeds from issuance of long-term debt	2,521	3,170
Payment of long-term debt	(361)	(2,232)
Dividends paid	(940)	(908)
Purchase of Company stock	(1,375)	(943)
Other financing activities	128	(276)

Net cash provided by financing activities	865	799

Effect of exchange rates on cash	166	(14)

Net increase (decrease) in cash and cash equivalents	2,503	(810)
Cash and cash equivalents at beginning of year	5,569	7,373

Cash and cash equivalents at end of period	$8,072	$6,563